Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of AGL Resources Inc. on Form S-3 of our reports dated January 27, 2003 (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company’s change in 2002 in its accounting method for energy trading contracts), appearing in and incorporated by reference in the Annual Report on Form 10-K of AGL Resources Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

September 22, 2003